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                                                                     Exhibit (8)
                                                                     -----------

                                               MONY Life Insurance Company
                                               1740 Broadway
                                               New York, NY 10019

February 11, 2004

Board of Directors
MONY Life Insurance Company of America
1740 Broadway
New York, NY 10019

To the Board of Directors:

In my capacity as Vice President-Chief Tax Counsel of MONY Life Insurance Company, I have reviewed the tax disclosure contained in the registration statement of MONY Life Insurance Company of America (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933. Such registration statement describes the Company's Guaranteed Interest Account with Market Value Adjustment ("GIA with MVA") under certain flexible payment variable annuity contracts issued by the Company.

After such review, I have passed upon the description of legal matters relating to the federal tax laws. In arriving at the foregoing opinion, I have made such examination of law as in my judgment is necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me under the caption "Legal Matters" in said registration statement.

Very truly yours,

/s/ ROBERT LEVY
Robert Levy
Vice President-Chief Tax Counsel